20.01 Notice of Change of Transfer and Warrant Agent.

February 19, 1997


Dear 4Health, Inc. Stock or Warrant Holder:

This is to notify you that American Securities Transfer & Trust, Inc. (AST) has been appointed by 4Health, Inc. as the transfer agent for the common shares (stock symbol HHHH, cusip 351043-10-4) and the warrants (stock symbol HHHHW, cusip 351043-11-2). Should you choose to exercise your warrants, please submit your warrant certificate along with the warrant exercise amount to AST at:

    938 Quail Street
    Suite 101
    Lakewood, CO  80215

Should you have any question, please contact AST at
303)234-5300.

Sincerely,

/s/ R. LINDSEY DUNCAN
R. Lindsey Duncan
President




















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